Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Hallador Energy Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(o)	(1)		(3)
Fees to Be Paid	Equity	Common Stock, par value $0.10 per share	457(o)	(1)		(3)
Fees to Be Paid	Debt	Debt Securities	457(o)	(1)		(3)
Fees to Be Paid	Other	Depositary Shares	457(o)	(1)		(3)
Fees to Be Paid	Other	Warrants	457(o)	(1)		(3)
Fees to Be Paid	Other	Subscription Rights	457(o)	(1)		(3)
Fees to Be Paid	Other	Purchase Contracts	457(o)	(1)		(3)
Fees to Be Paid	Other	Units	457(o)	(1)		(3)
	Universal Shelf	n/a	457(o)	(1)(2)		$150,000,000(4)	$ 0.0001102	$16,530 (5)
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

(1)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of common stock is being registered as may be issued from time to time upon conversion of any debt securities that are convertible into common stock or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities.

(2)	Includes rights to acquire common stock or preferred stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

(3)	An indeterminate aggregate amount of securities is being registered as may from time to time be offered for sale or sold at indeterminate prices.

(4)	Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities, depositary shares or preferred stock or upon exercise of common stock warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $150,000,000.

(5)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing \Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—						—
Rule 457(p)
Fee Offset Claims	—	—	—	—		—	—	—	—	—
Fee Offset Sources	—	—	—		—						—

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate \Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
—	—	—	—	—	—	—